EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Griffin Capital Essential Asset REIT, Inc. (the Company) to be filed on or about July 17, 2020 for the registration of up to $100,000,000 in shares of its common stock and to the incorporation by reference therein of our report dated March 3, 2020, with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
July 17, 2020